Boxlight Corporation 1045 Progress Circle Lawrenceville, GA 30043 +1 360-464-4478 www.boxlight.com

Harold Bevis

411 Addison Lane

Johns Creek, GA 30005

March 29, 2018

Dear Mr. Bevis:

This letter will serve to outline our mutual agreement and understanding with regard to your becoming a member of the board of directors (the “Board”) of Boxlight Corporation, a Nevada corporation (“Boxlight” or the “Company”). It is understood that you will become a member of the Board of Boxlight effective as of the date of this letter agreement. You will also serve as the Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee.

Boxlight’s Class A Common Stock is listed on the Nasdaq Capital Market under the ticker “BOXL”. In connection with this Board appointment, you agree to:

●	include in all required filings with the Securities and Exchange Commission (the “SEC”) the listing of your name as a director of Boxlight;

●	furnish to Boxlight and its securities counsel, your resume for at least the past five years for inclusion in the Company’s Form 10-K and other required filings;

●	submit to a background check; and

●	complete and submit to Boxlight’s counsel an officers and directors questionnaire.

You also agree that in the event there is a vacancy of a financial expert and Audit Committee Chair on the Board, you will step down as the Chair of the Nominating and Corporate Governance Committee and fill the role as financial expert and Audit Committee Chair.

As Chair of the Audit Committee and financial expert, you certify that you meet the following requirements:

●	An understanding of financial statement and US GAAP

●	An ability to assess the general application of US GAAP for estimates, accruals and reserves

●	Experience preparing, auditing, analyzing or evaluating financial statements of the same level of complexity as the issuer’s financial statements, or experience actively supervising those who engaged in such activities

●	An understanding of the audit committee’s functions

These attributes can be obtained by:

●	Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor, or experience in one or more positions that involve the performance of a similar function

●	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions

●	Experience overseeing or assessing the performance of companies or public accountants in preparing, auditing or evaluation financial statements

In consideration for your agreement to serve on the Board, Boxlight hereby agrees to grant to you 25,000 options to purchase Boxlight common stock, per the terms of the 2014 Boxlight Corporation Stock Option Plan. The exercise price for the Subject Shares will be the per share closing price on the date this agreement is signed and will vest over a period of one year. In addition, in the event you fill the position as Audit Committee Chair, we agree to pay you $10,000 per year, to be paid quarterly, with the first payment to be made on the date you fill the position as Audit Committee Chair.

The Company agrees to maintain not less than $5.0 million of officers and directors liability insurance coverage.

If the above is acceptable, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

Boxlight Corporation
Mark Elliott, Chairman and CEO

ACCEPTED AND AGREED TO:

Harold Bevis

2